EXHIBIT 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PEOPLE’S UTAH BANCORP

Richard T. Beard and Randall D. Benson hereby certify that:

1. The original name of this Corporation is People’s Utah Bancorp and the date of the filing of the original Articles of Incorporation of this Corporation with the Department of Commerce, Division of Corporations and Commercial Code of the State of Utah is November 10, 1998.

2. The Articles of Incorporation were amended on January 11, 2010.

3. They are the duly elected and acting President and Secretary, respectively, of People’s Utah Bancorp, a Utah corporation.

4. Pursuant to Section 16-10a-1006 and 1007 of the Utah Revised Business Corporation Act (the “Utah Act”), the Articles of Incorporation of this Corporation are hereby amended and restated to read as follows (the “Restated Articles”):

ARTICLE I

The name of the Corporation is People’s Utah Bancorp (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered agent in the State of Utah is 33 East Main Street, P.O. Box 307, American Fork, Utah 84003. The name of the Corporation’s registered agent at that address is Randall D. Benson.

ARTICLE III

The purpose of the Corporation is to act as a financial institution holding company. The Corporation shall have all rights, privileges and powers necessary or incident to carrying on the business of banking through a subsidiary or affiliate and engage in other business activities related to banking and securities as may be authorized by the Commissioner of the Department of Financial Institutions of the State of Utah, or any successor to the Commissioner. The Corporation may also engage in any other lawful acts, business activities or pursuits for which a corporation may be organized under the Utah Act.

ARTICLE IV

The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Shares” and “Preferred Shares.” The total number of Common Shares authorized to be issued is thirty million (30,000,000), $0.01 par value per share, and the total number of Preferred Shares authorized to be issued is three million (3,000,000), $0.01 par value per share. Upon filing of these Restated Articles with the Department of Commerce, Division of Corporations and Commercial Code (the “Effective Time”), the reclassification and stock split described in Article X of these Restated Articles shall become effective.

The preferences, limitations and relative rights of each class of shares (to the extent established hereby), and the express grant of authority to the Board of Directors to amend these Articles of Incorporation to divide the Preferred Shares into series, to establish and modify the preferences, limitations and relative rights of each Preferred Share, and to otherwise impact the capitalization of the Corporation, subject to certain limitations and procedures and as permitted by Section 602 of the Utah Act, are as follows:

A.	Common Shares.

1. Voting Rights. Except as otherwise expressly provided by law or in this Article IV, each outstanding Common Share shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

2. Liquidation Rights. Subject to any prior or superior rights of liquidation as may be conferred upon any Preferred Shares, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Shares then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution. Such assets and funds shall be divided among and paid to the holders of Common Shares, on a pro-rata basis, according to the number of Common Shares held by them.

3. Dividends. Dividends may be paid on the outstanding Common Shares as and when declared by the Board of Directors, out of funds legally available therefor; provided, however, that no dividends shall be made with respect to the Common Shares until any preferential dividends required to be paid or set apart for any Preferred Shares have been paid or set apart.

4. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein or in any amendment hereto or thereto shall be vested in the Common Shares.

B.	Preferred Shares.

The Board of Directors, without shareholder action, may amend the Corporation’s Articles of Incorporation, pursuant to the authority granted to the Board of Directors by Subsection 1002(1)(e) and within the limits set forth in Section 602 of the Utah Act, to do any of the following:

1. designate and determine, in whole or in part, the preferences, limitations and relative rights of the Preferred Shares before the issuance of any Preferred Shares;

2. create one or more series of Preferred Shares, fix the number of shares of each such series (within the total number of authorized shares of Preferred Shares available for designation as a part of such series), and designate and determine, in whole or in part, the preferences, limitations and relative rights of each series of Preferred Shares all before the issuance of any shares of such series;

3. alter or revoke the preferences, limitations and relative rights granted to or imposed upon the Preferred Shares (before the issuance of any shares of Preferred Shares, or upon any wholly-unissued series of Preferred Shares); or

4. increase or decrease the number of shares constituting any series of Preferred Shares, the number of shares of which was originally fixed by the Board of Directors, either before or after the issuance of shares of the series, provided that the number may not be decreased below the number of shares of such series then outstanding, or increased above the total number of authorized shares of Preferred Shares available for designation as a part of such series.

ARTICLE V

The number of directors to constitute the whole Board of Directors shall be such number (not less than three nor more than 15) as shall be fixed from time to time by resolution of the Board of Directors adopted by such vote as may be required in the bylaws. The Board of Directors shall be divided into three classes as nearly equal in number as may be feasible, hereby designated as Class I, Class II and Class III, with the term of office of one class expiring each year. For the purposes hereof, the initial Class I, Class II and Class III directors shall be so designated by a resolution of the Board of Directors. Each director shall serve for a term ending on the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected, or until his or her earlier death, resignation or removal; provided, however, that the directors first elected to Class I shall serve for a term ending on the Corporation’s first annual meeting of shareholders following the effectiveness of these Restated Articles, the directors first elected to Class II shall serve for a term ending on the Corporation’s second annual meeting of shareholders following the effectiveness of these Restated Articles, and the directors first elected to Class III shall serve for a term ending on the Corporation’s third annual meeting of shareholders following the effectiveness of these Restated Articles. When a vacancy on the Board of Directors is filled, the director chosen to fill that vacancy shall complete the term of the director he or she succeeds (or shall complete the term of the class of directors in which the new directorship was created) and shall hold office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office. Directors shall continue in office until others are elected and qualified in their stead, or until their earlier death, resignation or removal. When the number of directors is changed, each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, and any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office, though less than a quorum, as to make all classes as nearly equal in number as may be feasible. The shareholders may remove one or more directors at a meeting called for that purpose if notice has been given that a purpose of the meeting is such removal. Notwithstanding the preceding sentence, directors may only be removed for cause and only upon the affirmative vote of at least a majority of the shares then entitled to vote at an election of directors. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove such director.

Advance notice of shareholder nominations for the election of members of the Board of Directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.

ARTICLE VI

To the extent permitted by the Utah Act, any action required to be taken at any annual or special meeting of shareholders of the Corporation, or any action which may be taken at any annual or special meeting of such shareholders, may be taken without a meeting, without prior notice and without a vote, if: (i) a consent in writing, setting forth the action so taken shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, and (ii) such action has been earlier approved by the Board of Directors. Notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing pursuant to the requirements of the Utah Act. Except as otherwise required by the Utah Act, special meetings of shareholders may be called only by the Chairman or Vice Chairman of the Board or by the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors or by the holders of shares representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

ARTICLE VII

In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to adopt, amend, alter and repeal from time to time the bylaws of the Corporation by majority vote of all directors except that any provision of the bylaws requiring, for board action, a vote of greater than a majority of the Board shall not be amended, altered or repealed except by such supermajority vote. The shareholders of the Corporation may only adopt, amend or repeal bylaws with the affirmative vote of the holders of at least a majority of the voting power of the shares of the Common Shares outstanding and entitled to vote thereon.

ARTICLE VIII

The Corporation reserves the right to amend these Restated Articles in any manner provided herein or permitted by the Utah Act, and all rights and powers, if any, conferred herein on shareholders, directors and officers are subject to the reserved power. Notwithstanding the foregoing, without the affirmative vote of a majority of the voting power of the Common Shares outstanding and entitled to vote thereon, the Corporation shall not alter, amend or repeal Article V, Article VI, Article VII or Article VIII, of these Restated Articles or the provisions of Article IV(B) providing for undesignated Preferred Shares.

ARTICLE IX

To the fullest extent permitted by the Utah Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director. The Corporation is authorized to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these Articles of Incorporation, as amended from time to time, inconsistent with this Article IX shall adversely affect any right or protection of a director or officer of the Corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

ARTICLE X

Upon the Effective Time, each of the Corporation’s voting common shares, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time will become and be reclassified, converted and changed into and designated 1.03 Common Shares, par value $0.01 per share, authorized under Article IV of these Restated Articles and each of the Corporation’s non-voting common shares, $1.00 par value per share, issued and outstanding immediately prior to the Effective Time will become and be reclassified, converted and changed into and designated as 1.0 Common Shares, par value $0.01, authorized under Article IV of these Restated Articles, all without any action by the holders of voting common shares or non-voting common shares. All Common Shares issued pursuant to this Article X will be validly issued, fully paid and nonassessable.

Notwithstanding anything to the contrary set forth herein, in lieu of any fractional Common Shares to which any holder of voting common shares would otherwise be entitled pursuant to this Article X (aggregating for this purpose all of the voting common shares owned of record by such shareholder), such shareholder shall be entitled to receive a cash payment equal to $431.62 per whole share.

In addition, at the Effective Time each Common Share that has been converted pursuant to this Article X and is outstanding at the Effective Time shall be, without any further action by the Corporation or any of the holders thereof, split and converted into forty-four (44) Common Shares.

Each share certificate that prior to the Effective Time represented a voting common share or shares shall thereafter represent that number of Common Shares which the voting common share or shares represented by such certificate shall have become in accordance with this Article X, until such certificate is presented to the Corporation or its transfer agent for transfer or reissue in which event the Corporation or its transfer agent shall issue one or more share certificates representing the appropriate number of Common Shares. Each certificate that prior to the Effective Time represented a non-voting common share or shares shall thereafter represent that number of Common Shares into which the non-voting common share or shares represented by such certificate shall have become in accordance with this Article X, until such certificate is presented to the Corporation or its transfer agent for transfer or reissue in which event the Corporation or its transfer agent shall issue one or more share certificates representing the appropriate number of Common Shares. Any required cash payment under this Article X as to any voting common shares will only be made following presentation to the Corporation or its transfer agent of all the certificates held of record by the owner of such voting common shares.

ARTICLE XI

The Restated Articles supersede the original Articles of Incorporation and all amendments thereto.

These Restated Articles were adopted and approved by the Board of Directors of the Corporation on March 20, 2013, and the shareholders of the Corporation on May 15, 2013, as permitted under Section 16-10a-704 of the Utah Act in accordance with Utah law. As of the date of such shareholder approval (the “Action Date”), there were issued and outstanding 132,463 voting common shares of the Corporation and 147,449 non-voting common shares, all of which were entitled to vote on the amendments herein. As of the Action Date, 103,809 voting common shares and 88,024 non-voting common shares were voted to adopt the Restated Articles. The number of votes cast to adopt the Restated Articles by the holders of the voting and non-voting common shares of the Corporation was sufficient for approval.

The undersigned have executed these Restated Articles and have certified as to the truth of the facts stated herein on June 10, 2013.

PEOPLE’S UTAH BANCORP

By:	/s/ Richard T. Beard
Richard T. Beard
President

ATTEST:

By:	/s/ Randall D. Benson
Randall D. Benson
Secretary